                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
--------------------------------------------------------------------------------

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                         The Neiman Marcus Group, Inc.
                (Name of Registrant as Specified In Its Charter)

                                 Eric P. Geller
                         The Neiman Marcus Group, Inc.
                               27 Boylston Street
                            Chestnut Hill, MA 02467
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
       Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

[Neiman Marcus LOGO]
                                                   The Neiman Marcus Group, Inc.

                                                   27 Boylston Street
                                                   Chestnut Hill, MA 02467
                                                   (617) 232-0760

                                                                December 8, 1998

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON JANUARY 15, 1999

     The Annual Meeting of Stockholders of The Neiman Marcus Group, Inc. will be held at 10:00 a.m., Eastern Standard Time, on Friday, January 15, 1999, AT THE COMPANY'S CORPORATE HEADQUARTERS, 27 BOYLSTON STREET (ROUTE 9), CHESTNUT HILL, MASSACHUSETTS, for the following purposes:

          1. To elect three Class II directors in accordance with the By-Laws of the Company.

          2. To consider and act on a proposal to ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year.

          3. To consider and act on a proposal submitted by a stockholder of the Company concerning cumulative voting.

          4. To transact such other business as may properly come before the meeting and any adjournments of the meeting.

     All stockholders are cordially invited to attend the meeting.

                                            By Order of the Board of Directors



                                                      ERIC P. GELLER
                                                        Secretary

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

[NEIMAN MARCUS LOGO]
                                                   The Neiman Marcus Group, Inc.

                                                   27 Boylston Street
                                                   Chestnut Hill, MA 02467
                                                   (617) 232-0760



                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                JANUARY 15, 1999

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Neiman Marcus Group, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Friday, January 15, 1999, at THE COMPANY'S CORPORATE HEADQUARTERS, 27 BOYLSTON STREET (ROUTE 9), CHESTNUT HILL, MASSACHUSETTS, and at any adjournments thereof. All shares will be voted in accordance with the instructions contained in the proxy, but if the proxies which are signed and returned do not specify a vote on any proposal, the proxies will be voted FOR the election of the nominees for director named herein, FOR the ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year and AGAINST the proposal submitted by a stockholder concerning cumulative voting. Any proxy may be revoked by a stockholder at any time before it is exercised by providing written notice of revocation to the Secretary of the Company (at the address set forth above), by executing a proxy bearing a later date, or by voting in person at the Annual Meeting. The mailing of this proxy statement and accompanying form of proxy is expected to commence on or about December 8, 1998.

     In addition to solicitations of proxies by mail, the Company's officers, directors or employees may solicit proxies by telephone or personal communication. All costs of soliciting proxies, including reimbursement of fees of certain brokers, fiduciaries and nominees in obtaining voting instructions from beneficial owners, will be borne by the Company.

     Although stock transfer books will remain open, the Board of Directors has fixed the close of business on December 7, 1998 as the record date for determining the stockholders having the right to vote at the Annual Meeting. At the close of business on December 7, 1998 there were 49,003,455 shares of Common Stock outstanding and entitled to vote at the meeting. At the meeting, each share of Common Stock is entitled to one vote. AS OF THE RECORD DATE, HARCOURT GENERAL, INC. ("HARCOURT GENERAL") OWNED 26,429,502 SHARES OF COMMON STOCK, REPRESENTING APPROXIMATELY 54% OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY.

     Shares of Common Stock represented in person or by proxy at the Annual Meeting (including abstentions and broker non-votes) will be tabulated by the inspectors of election appointed for the meeting and will be counted in determining that a quorum is present. Votes are counted using written ballots.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, as of December 7, 1998, with respect to the beneficial ownership of Common Stock by (i) each person known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each executive officer named in the Summary Compensation Table;
(iii) each director of the Company; and (iv) all directors and current executive officers of the Company as a group.

                                                   NUMBER OF        PERCENT OF
NAME OF BENEFICIAL OWNER                        SHARES OWNED(1)    COMMON STOCK
------------------------                        ---------------    ------------

Harcourt General, Inc.(2).....................    26,429,502           53.9%
  27 Boylston Street
  Chestnut Hill, MA 02467

Gabelli Funds, Inc.(3)........................     4,475,500            9.1%
  One Corporate Center
  Rye, NY 10580

PRIMECAP Management Company(4)................     4,069,100            8.3%
  225 South Lake Avenue
  Pasadena, CA 91101

Neuberger & Berman, LLC(5)....................     3,050,850            6.2%
  605 Third Avenue
  New York, NY 10158

Burton M. Tansky(6)...........................       134,940              *

Gerald A. Sampson(7)..........................        65,038              *

Stephen Elkin(8)..............................        90,230              *

Dawn Mello(9).................................        19,963              *

Bernie Feiwus(10).............................        32,155              *

Matina S. Horner(11)..........................         2,151              *

Vincent M. O'Reilly(11).......................         1,177              *

Walter J. Salmon(11)..........................        10,319              *

Jean Head Sisco(11)...........................         2,540              *

Richard A. Smith(2)(12).......................            --              *

Robert A. Smith(2)(12)........................            --              *

Brian J. Knez(2)(12)..........................            --              *

John R. Cook..................................            --              *

All current executive officers and directors
  as a group (19 persons)(13).................       358,513              *

---------------
* Less than 1%.

 (1) Unless otherwise indicated in the following footnotes, each stockholder referred to above has sole voting and dispositive power with respect to the shares listed.

 (2) Richard A. Smith, Chairman of the Company and Chairman and Chief Executive Officer of Harcourt General, his sister, Nancy L. Marks, and certain members of their families (including Robert A. Smith, Chief Executive Officer and a director of the Company and President and Co-Chief Operating Officer of Harcourt General, and Brian J. Knez, a director of the Company and President and Co-Chief Operating Officer of Harcourt General) may be regarded as controlling persons of Harcourt General, and therefore of the Company. The shares of Harcourt General Class B Stock and Harcourt General Common Stock beneficially owned by the Smith family constitute approximately 28% of the aggregate number of outstanding equity securities of Harcourt General. Each share of Harcourt General voting stock entitles the holder thereof to one vote on all matters submitted to Harcourt General's stockholders, except that each share of Harcourt General Class B Stock (virtually all of which is beneficially owned by the Smith family) entitles the holder thereof to ten votes on the election of directors at any Harcourt General stockholders' meeting under certain circumstances. Accordingly, as to any elections in which the Harcourt General Class B Stock would carry ten votes per share at a Harcourt General stockholders' meeting, the Smith family would have approximately 80% of the combined voting power of the Harcourt General voting securities.

     Under the definition of "beneficial ownership" in Rule 13d-3 of the Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended, the Smith family and the members of Harcourt General's Board of Directors may be deemed to be the beneficial owners of the securities of the Company beneficially owned by Harcourt General in that they may be deemed to share with Harcourt General the power to direct the voting and/or disposition of such securities. However, this information should not be deemed to constitute an admission that any such person or group of persons is the beneficial owner of such securities.

 (3) The information reported is based on a Schedule 13D dated August 18, 1997 filed with the Securities and Exchange Commission (the "Commission") by the Gabelli Funds, Inc. and its affiliates (collectively, the "Gabelli Affiliates"). The Gabelli Affiliates have sole voting power with respect to 4,372,500 shares, and sole dispositive power with respect to all of the shares, reported in the table.

 (4) The information reported is based on a Schedule 13G dated August 31, 1998 filed with the Commission by PRIMECAP Management Company. PRIMECAP Management Company has sole voting and sole dispositive power with respect to 939,100 shares, and shared dispositive power with respect to 3,130,000 shares, reported in the table.

 (5) The information reported is based on a Schedule 13G dated February 10, 1998 filed with the Commission by Neuberger & Berman, LLC. Neuberger & Berman, LLC has sole voting power with respect to 880,450 shares reported in the table, and does not have sole dispositive power over any of the shares reported in the table.

 (6) Includes 89,540 shares of Common Stock which are subject to outstanding options exercisable within 60 days of December 7, 1998. Also includes 21,900 shares of restricted stock over which Mr. Tansky has voting but not dispositive power.

 (7) Includes 21,720 shares of Common Stock which are subject to outstanding options exercisable within 60 days of December 7, 1998. Also includes 9,600 shares of restricted stock over which Mr. Sampson has voting but not dispositive power.

 (8) Includes 56,420 shares of Common Stock which are subject to outstanding options exercisable within 60 days of December 7, 1998. Also includes 11,600 shares of restricted stock over which Mr. Elkin has voting but not dispositive power. Also includes 7,533 shares of Common Stock allocated to Mr. Elkin under the Company's Employee Savings Plan ("ESP") as to which Mr. Elkin shares voting power with the trustee of the ESP.

 (9) Includes 5,540 shares of Common Stock which are subject to outstanding options exercisable within 60 days of December 7, 1998. Also includes 5,200 shares of restricted stock over which Ms. Mello has voting but not dispositive power.

(10) Includes 22,820 shares of Common Stock which are subject to outstanding options exercisable within 60 days of December 7, 1998. Also includes 7,800 shares of restricted stock over which

     Mr. Feiwus has voting but not dispositive power. Also includes 535 shares of Common Stock allocated to Mr. Feiwus under the ESP as to which Mr. Feiwus shares voting power with the trustee of the ESP.

(11) Dr. Horner, Mr. O'Reilly, Mr. Salmon and Mrs. Sisco hold, respectively, 2,151, 377, 377, and 1,406 Common Stock based units which are included in the table. These directors do not have voting or dispositive power with respect to these Common Stock based units. For additional information concerning these Common Stock based units, see "Directors' Compensation."

(12) The members of the Board of Directors of Harcourt General, including Richard A. Smith, Robert A. Smith, and Brian J. Knez, may be deemed to be the beneficial owners of the securities of the Company owned by Harcourt General. However, this information should not be deemed to be an admission that any such person or group is the beneficial owner of such securities.

(13) Excludes the beneficial ownership of securities of the Company which may be deemed to be attributed to Richard A. Smith, Robert A. Smith, and Brian J. Knez (see Notes 2 and 12 above). Includes (i) 196,040 shares of Common Stock which are subject to outstanding options exercisable within 60 days of December 7, 1998, (ii) 56,100 shares of restricted stock over which individuals in the group have voting but not dispositive power, (iii) 8,068 shares of Common Stock allocated to individuals in the group under the ESP as to which such individuals share voting power with the trustee of the ESP, and (iv) the 4,311 Common Stock based units referred to in Note 11 above.

                           1.  ELECTION OF DIRECTORS

     The Company has a classified Board of Directors consisting of three classes. At each Annual Meeting, a class of directors is elected for a full term of three years.

     At the 1999 Annual Meeting, three Class II directors are to be elected for three-year terms. The persons named in the accompanying proxy will vote each proxy for the election of the nominees listed below, unless directed otherwise. Each of the nominees is currently a member of the Board of Directors. The Company has no reason to believe that any of the listed nominees will become unavailable for election, but if for any reason that should be the case, the proxies may be voted for substitute nominees. A plurality of the votes cast at the Annual Meeting is required to elect each director. Proxies withholding authority to vote for a nominee will be treated as votes cast against the election of such nominee. Broker non-votes will not be treated as votes cast and, therefore, will not be counted in calculating a plurality. HARCOURT GENERAL WILL BE VOTING ITS COMMON STOCK, REPRESENTING APPROXIMATELY 54% OF THE VOTING POWER OF THE COMPANY, FOR THE ELECTION OF THE NOMINEES SET FORTH BELOW. IF ALL OF THE NOMINEES LISTED BELOW ARE ELECTED, THE BOARD OF DIRECTORS WILL CONSIST OF FOUR INDEPENDENT DIRECTORS AND FOUR MEMBERS WHO ARE ALSO OFFICERS OF HARCOURT GENERAL.

     All of the nominees for director and the directors who will continue to serve after the 1999 Annual Meeting are listed below with their principal occupations for the last five years.

            NOMINEES FOR TERMS EXPIRING IN 2002 (CLASS II DIRECTORS)

MATINA S. HORNER, PH.D., age 59, Director since 1993

     Executive Vice President of the Teachers Insurance and Annuity Association-College Retirement Equities Fund (TIAA-CREF) and President Emerita of Radcliffe College since 1989; Director of Boston Edison Company.

BRIAN J. KNEZ, age 41, Director since 1998

     President and Co-Chief Operating Officer of Harcourt General since January 1997; President (until November 1998) and Chief Executive Officer of Harcourt Brace & Company since May 1995; President of the Scientific, Technical, Medical and Professional Group of Harcourt Brace prior thereto; Director of Harcourt General and Open Market, Inc. Mr. Knez is the son-in-law of Richard A. Smith, Chairman of the Company and Chairman and Chief Executive Officer of Harcourt General, and the brother-in-law of Robert A. Smith, Chief Executive Officer and a director of the Company and President and Co-Chief Operating Officer and a director of Harcourt General.

WALTER J. SALMON, age 68, Director since 1987

     Stanley Roth Sr. Professor of Retailing (Emeritus since 1997), Graduate School of Business Administration, Harvard University; Director of Hannaford Bros. Co., The Quaker Oats Company, Circuit City Stores, Inc., Luby's Cafeterias, Inc., Harrah's Entertainment, Inc., Cole National Corporation and PetsMart, Inc.

           DIRECTORS WHOSE TERMS EXPIRE IN 2000 (CLASS III DIRECTORS)

JOHN R. COOK, age 57, Director since 1998

     Senior Vice President and Chief Financial Officer of the Company and of Harcourt General.

VINCENT M. O'REILLY, age 61, Director since 1997

     Distinguished Senior Lecturer, Carroll School of Management, Boston College since October 1997; Executive Vice Chairman of Coopers & Lybrand from October 1994 until October 1997; Chief Operating Officer or Deputy Chairman of Coopers & Lybrand from 1988 to October 1994; Director of Eaton Vance Corp. and Teradyne, Inc.

JEAN HEAD SISCO, age 73, Director since 1987

     Partner in Sisco Associates, international management consultants; Director of Textron, Inc., Newmont Mining Corporation, Chiquita Brands International, Inc., The American Funds Tax-Exempt Series I and K-Tron International, Inc.

            DIRECTORS WHOSE TERMS EXPIRE IN 2001 (CLASS I DIRECTORS)

RICHARD A. SMITH, age 74, Director since 1987

     Chairman of the Company and of Harcourt General; Chief Executive Officer of the Company (until December 2, 1998) and of Harcourt General since January 1997 and prior to December 1991; Chairman, President (until November 1995) and Chief Executive Officer of GC Companies, Inc.; Director of Harcourt General and GC Companies, Inc. Mr. Smith is the father of Robert A. Smith, Chief Executive Officer and a director of the Company, and President and Co-Chief Operating Officer and a director of Harcourt General, and is the father-in-law of Brian J. Knez, a director of the Company and President and Co-Chief Operating Officer and a director of Harcourt General.

ROBERT A. SMITH, age 39, Director since 1997

     Chief Executive Officer of the Company since December 2, 1998; President and Co-Chief Operating Officer of Harcourt General since January 1997; President and Chief Operating Officer of the Company from January 1997 to December 2, 1998; Group Vice President of the Company and of Harcourt General prior thereto; President and Chief Operating Officer of GC Companies, Inc. since November 1995; Director of Harcourt General. Mr. Smith is the son of Richard A. Smith, Chairman of the Company and Chairman and Chief Executive Officer of Harcourt General, and is the brother-in-law of Brian J. Knez, a director of the Company and President and Co-Chief Operating Officer and a director of Harcourt General.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the fiscal year ended August 1, 1998, the Board of Directors held four meetings and acted by unanimous written consent on five other occasions. During fiscal 1998, each director of the Company attended at least 75% of the aggregate number of Board meetings and meetings held by committees of which he or she is a member. The Board of Directors has designated five principal standing committees. Set forth below are descriptions of the functions of such committees and the names of their current members.

     Audit Committee. The members of the Audit Committee, which met four times during fiscal 1998, are Mrs. Sisco (Chairman), Dr. Horner, Mr. O'Reilly and Mr. Salmon. The functions of the Audit Committee include the review of the scope of the services of the Company's independent auditors and the responsibilities of the Company's internal audit department and a continuing review of the Company's internal procedures and controls. The Audit Committee annually reviews the Company's audited financial statements, considers the qualifications and fees of the independent auditors of the Company and makes recommendations to the Board of Directors as to the selection of the auditors and the scope of their audit services.

     Special Review Committee. The members of the Special Review Committee are Mr. Salmon (Chairman), Dr. Horner, Mr. O'Reilly and Mrs. Sisco. The Special Review Committee met once during fiscal 1998. A continuing function of the Special Review Committee is to give consideration to those matters requiring the approval of an "Independent Committee" under the terms of the Intercompany Services Agreement between the Company and Harcourt General, including the consideration of the fees charged to the Company by Harcourt General pursuant to the Intercompany Services Agreement. For information regarding the Intercompany Services Agreement, see Note 1 to the Summary Compensation Table.

     Compensation Committee. The members of the Compensation Committee, which met once during fiscal 1998 and acted by unanimous written consent on one other occasion, are Mr. Salmon (Chairman), Dr. Horner, Mr. O'Reilly and Mrs. Sisco. The functions of the Compensation Committee are to review or determine salaries, benefits and other compensation for officers and key employees of the Company and its subsidiaries and to administer the Company's stock incentive plans.

     Nominating Committee. All of the directors of the Company serve on the Nominating Committee, which held one meeting and acted by unanimous written consent on one other occasion during fiscal 1998. Mrs. Sisco is the Chairman of the Nominating Committee. The functions of the Nominating Committee are to nominate directors, make recommendations concerning the structure and membership of the various committees of the Board of Directors, consider questions of management, organization and succession and to act on such other matters as from time to time may be requested by the Board of Directors. In carrying out its responsibilities to nominate directors, the Nominating Committee will consider candidates recommended by the Board of Directors and by stockholders of the Company. All suggestions by stockholders for nominees for director must be made in writing and received by the Secretary of the Company, 27 Boylston Street, Chestnut Hill, Massachusetts 02467 no later than October 18, 1999 (see "Deadline for Submission of Stockholder Proposals and Nominations for Director for Annual Meeting of Stockholders to be held in January 2000"). Such writing must set forth (i) the name and address of the stockholder who intends to make the nomination and of each person to be nominated, (ii) a representation that the stockholder is a holder of record of the Company's stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person named, (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person pursuant to which the nomination is to be made by the stockholder, (iv) the consent of each proposed nominee to serve as a director of the

Company if so elected and (v) such other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission.

     Executive Committee. The members of the Executive Committee, which acted by unanimous written consent on two occasions during fiscal 1998, are Richard A. Smith (Chairman), Walter J. Salmon and Robert A. Smith. The By-Laws confer upon the Executive Committee the authority to manage the affairs of the Company in the intervals between meetings of the Board of Directors, except that the Committee may not effect certain fundamental corporate actions such as (a) declaring a dividend, (b) amending the Restated Certificate of Incorporation or the By-Laws, (c) adopting an agreement of merger or consolidation or (d) imposing a lien on substantially all the assets of the Company. In practice, the Executive Committee meets infrequently and does not act except on matters which must be dealt with prior to the next scheduled Board of Directors meeting and which are not sufficiently important to require action by the full Board of Directors.

DIRECTORS' COMPENSATION

     Directors who are not employees of the Company or Harcourt General ("Non-Employee Directors") each receive (i) an annual cash retainer of $20,000,
(ii) a fee of $2,000 per Board of Directors meeting attended, (iii) a fee of $750 (the Chairperson receives $1,500) for each committee meeting attended, and
(iv) reimbursement for travel and incidental expenses (an aggregate of $4,440 in fiscal 1998) incurred in attending meetings and carrying out their duties as directors. If a Non-Employee Director is unable to attend a meeting in person but participates by telephone, he or she receives one-half of the fee that would otherwise be payable.

     In June 1998, the Board of Directors increased the annual retainer payable to its Non-Employee Directors by authorizing grants of stock-based units in an aggregate amount equal to the value of the annual cash retainer. Grants are made quarterly, with the number of stock-based units in each grant calculated by dividing $5,000 (the amount of the quarterly cash retainer) by the trailing five day average of the closing price of the Company's Common Stock at the end of each fiscal quarter. The value of each Non-Employee Director's stock-based units will be payable only in cash when the Non-Employee Director ceases to serve as a member of the Board of Directors of the Company. These stock-based units are accounting entries only, and do not carry voting or dispositive rights.

     The Company offers Non-Employee Directors the right to elect to receive all or part of the cash portion of their fees on a deferred basis (i) in the form of cash with interest at a rate equal to the average of the top rates paid by major New York banks on three-month negotiable certificates of deposit as quoted on the last business day of the fiscal quarter, or (ii) in the form of stock-based units, calculated on the basis of the trailing five day average of the closing price of the Company's Common Stock at the end of each fiscal quarter. For fiscal 1998, Dr. Horner elected to receive all of her fees on a deferred basis using the stock based method and Mrs. Sisco elected to receive fifty percent of her fees on a deferred basis using the stock based method.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. The Company believes that all filing requirements applicable to its insiders were complied with during fiscal 1998.

EXECUTIVE COMPENSATION

                         SUMMARY COMPENSATION TABLE (1)

     The following table provides information on the compensation provided by the Company during fiscal 1998, 1997 and 1996 to the Company's Chief Executive Officer and the five most highly paid executive officers of the Company during fiscal 1998.

                                                                              LONG-TERM
                                                                           COMPENSATION(2)
                                                                       -----------------------
                                                                               AWARDS
                                         ANNUAL COMPENSATION           -----------------------
NAME AND                         -----------------------------------   RESTRICTED   SECURITIES
PRINCIPAL POSITION                                     OTHER ANNUAL      STOCK      UNDERLYING    ALL OTHER
DURING AND AT THE       FISCAL    SALARY     BONUS     COMPENSATION      AWARDS      OPTIONS     COMPENSATION
END OF FISCAL 1998       YEAR      ($)       ($)(3)       ($)(4)         ($)(5)        (#)          ($)(6)
------------------      ------   --------   --------   -------------   ----------   ----------   ------------
Richard A. Smith(1)      1998          --         --           --             --          --            --
Chairman and Chief       1997          --         --           --             --          --            --
Executive Officer        1996          --         --           --             --          --            --
of the Company

Burton M. Tansky         1998    $807,968   $470,000           --       $260,206     20,200        $20,227
Executive Vice           1997    $750,000   $292,500           --             --     10,000        $19,357
President of the         1996    $650,000   $292,500           --       $153,750       --          $16,866
Company and Chairman
and Chief Executive
Officer of Neiman
Marcus Stores

Gerald A. Sampson        1998    $520,000   $220,000           --       $125,163       9,600       $14,126
President and Chief      1997    $500,000   $174,000           --             --       6,500       $14,070
Operating Officer of     1996    $475,000   $190,000           --             --      12,000       $12,854
Neiman Marcus Stores

Stephen C. Elkin         1998    $495,000   $210,000           --       $125,163       9,600       $13,883
Chairman and Chief       1997    $480,000   $185,000           --             --          --       $10,771
Executive Officer of     1996    $480,000         --           --       $115,313          --       $17,170
Bergdorf Goodman

Dawn Mello               1998    $385,000   $140,000           --       $ 59,288       4,700       $10,289
President of Bergdorf    1997    $365,000   $110,000           --             --       4,000       $ 9,210
Goodman                  1996    $350,000   $ 67,900           --       $ 53,813          --       $ 8,496

Bernie Feiwus            1998    $375,000   $ 35,000           --       $125,163       9,600       $10,899
President and Chief      1997    $345,000   $115,000           --             --       6,000       $10,697
Executive Officer of     1996    $325,000   $135,000           --       $ 76,875      10,000       $10,026
NM Direct

---------------
(1) Under the terms of an Intercompany Services Agreement, Harcourt General provides certain management, accounting, financial, legal, tax, human resources and other corporate services to the Company, including the services of certain senior officers of Harcourt General who are also senior officers of the Company, in consideration of a fee based on Harcourt General's direct and indirect costs of providing the corporate services. The level of Harcourt General services and fees are subject to the approval of the Special Review Committee of the Board of Directors of the Company, which consists entirely of directors who are independent of Harcourt General. During fiscal 1998, 1997 and 1996, the Company paid or accrued approximately $5.4 million, $5.7 million and $6.9 million, respectively, to Harcourt General for all of its services under the Intercompany Services Agreement. With the exception of Mr. Smith, the senior officers of Harcourt General (all of whom, including Mr. Smith, derive all of their compensation directly from Harcourt General) are not included in this table. Of the amounts payable under the Intercompany Services Agreement for fiscal 1998 and 1997, approximately $448,000 and $365,000, respectively, were attributable to Mr. Smith's services. These amounts include costs related to base compensation, bonuses, benefits and amounts necessary to fund retirement benefits, all of which are direct obligations of Harcourt General.

(2) Other than restricted stock, stock options and stock appreciation rights which may be granted under the Company's 1997 Incentive Plan, the Company does not have a long-term compensation program for its executive officers that includes long-term incentive payouts.

(3) Bonus payments are reported with respect to the year in which the related services were performed.

(4) No disclosure regarding items included in this category is required since no amounts in any of the fiscal years reported for any of the named executive officers exceed the lesser of $50,000 or 10% of the annual salary and bonus for the named executive officer.

(5) Calculated by multiplying the closing price of the Company's Common Stock on the New York Stock Exchange on the date of grant by the number of shares awarded. For restricted Common Stock granted in fiscal 1998, the restrictions lapse upon the achievement of specified performance targets or, if the specified targets are not reached within five years of the date of grant, then on the eighth anniversary of the date of grant. The specified performance targets have not yet been attained. For restricted Common Stock granted in all prior fiscal years, twenty percent of an award of restricted Common Stock are freed from the restrictions each year, commencing one year after the date of grant, provided that the recipient continues to be employed by the Company on the anniversary date of the grant. Holders of restricted stock are entitled to vote their restricted shares. In general, in the event of termination of employment, restricted shares are forfeited by the holders and revert to the Company. At the end of fiscal 1998, the named executive officers' restricted stock holdings and market values (based on the New York Stock Exchange closing price of $33.00 for the Company's Common Stock at fiscal year end) were as follows: Mr. Tansky -- 13,900 shares ($458,700); Mr. Sampson -- 5,800 shares ($191,400); Mr.
    Elkin -- 8,300 shares ($273,900); Ms. Mello -- 3,900 shares ($128,700) and
    Mr. Feiwus -- 6,800 shares ($224,400). The closing price of the Company's Common Stock on the New York Stock Exchange on December 7, 1998 was $24.875.

(6) The items accounted for in this column include the cost to the Company of matching contributions under (a) the Company's Key Employee Deferred Compensation Plan and (b) group life insurance premiums. For fiscal 1998, such amounts for each of the named executive officers were, respectively, as follows: Mr. Tansky -- $16,507 and $3,720; Mr. Sampson -- $10,406 and $3,720; Mr. Elkin -- $10,200 and $3,683; Ms. Mello -- $7,425 and $2,864; and
    Mr. Feiwus -- $7,350 and $3,549.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information regarding options granted under the Company's 1997 Incentive Plan during the fiscal year ended August 1, 1998 to the executive officers named in the Summary Compensation Table.

                                               INDIVIDUAL GRANTS(1)
                                  -----------------------------------------------   POTENTIAL REALIZABLE
                                                  % OF                                VALUE AT ASSUMED
                                  NUMBER OF      TOTAL                                 ANNUAL RATES OF
                                  SECURITIES    OPTIONS                                  STOCK PRICE
                                  UNDERLYING   GRANTED TO   EXERCISE                  APPRECIATION FOR
                                   OPTIONS     EMPLOYEES    OR BASE                    OPTION TERM(2)
                                   GRANTED     IN FISCAL     PRICE     EXPIRATION   ---------------------
NAME                                 (#)          YEAR       ($/SH)       DATE       5%($)       10%($)
----                              ----------   ----------   --------   ----------   --------   ----------

R. Smith(3).....................        --          --            --          --          --           --

B. Tansky.......................    20,200        6.20%     $32.9375     9/10/07    $418,427   $1,060,377

G. Sampson......................     9,600        2.95%     $32.9375     9/10/07    $198,856   $  503,941

S. Elkin........................     9,600        2.95%     $32.9375     9/10/07    $198,856   $  503,941

D. Mello........................     4,700        1.44%     $32.9375     9/10/07    $ 97,357   $  246,721

B. Feiwus.......................     9,600        2.95%     $32.9375     9/10/07    $198,856   $  503,941

---------------

(1) No stock appreciation rights were granted to any named executive officer during fiscal 1998. All option grants are non-qualified stock options having a term of 10 years and one day. They become exercisable at the rate of 20% on each of the first five anniversary dates of the grant. All options were granted at fair market value measured by the closing price of the Common Stock on the New York Stock Exchange on the date of grant.

(2) These potential realizable values are based on assumed rates of appreciation required by applicable regulations of the Securities and Exchange Commission. The closing price of the Company's Common Stock on the New York Stock Exchange on December 7, 1998 was $24.875.

(3) None of the executive officers of Harcourt General who are also officers of the Company, including Mr. Smith, participate in the Company's 1997 Incentive Plan.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table provides information regarding stock options/SARs exercised during fiscal 1998 and the number and value of stock options held at August 1, 1998 by the executive officers named in the Summary Compensation Table.

                                                                      NUMBER OF              VALUE OF
                                                                SECURITIES UNDERLYING       UNEXERCISED
                                                                     UNEXERCISED           IN-THE-MONEY
                                                                   OPTIONS/SARS AT        OPTIONS/SARS AT
                                                                  AUGUST 1, 1998(#)      AUGUST 1, 1998($)
                                                                ---------------------   -------------------
                                SHARES ACQUIRED      VALUE          EXERCISABLE/           EXERCISABLE/
NAME                            ON EXERCISE(#)    REALIZED($)       UNEXERCISABLE        UNEXERCISABLE(1)
----                            ---------------   -----------   ---------------------   -------------------

R. Smith(2)...................          --               --                    --                        --

B. Tansky.....................          --               --         74,200/42,500       $1,381,325/$267,063

G. Sampson....................          --               --         14,100/24,000       $  232,600/$164,500

S. Elkin(3)...................      11,850         $230,412         50,500/19,600       $  952,000/$186,600

D. Mello......................          --               --          8,300/13,900       $  139,688/$112,044

B. Feiwus.....................          --               --         14,200/25,900       $  242,500/$208,600

---------------
(1) The value of unexercised in-the-money options is calculated by multiplying the number of underlying shares by the difference between the closing price of the Company's Common Stock on the New York Stock Exchange at fiscal year end ($33.00) and the option exercise price for those shares. These values have not been realized. The closing price of the Company's Common Stock on the New York Stock Exchange on December 7, 1998 was $24.875.

(2) None of the executive officers of Harcourt General who are also officers of the Company, including Mr. Smith, participate in the Company's 1997 Incentive Plan.

(3) The Company paid Mr. Elkin $230,412 with respect to the surrender of vested options to purchase 11,850 shares of Common Stock at a weighted average exercise price of $17.25. That amount was calculated based on the difference between the closing price of the Common Stock on the New York Stock Exchange on the respective dates Mr. Elkin surrendered the options, and the various option exercise prices.

PENSION PLANS

     The Company maintains a funded, qualified pension plan known as The Neiman Marcus Group, Inc. Retirement Plan (the "Retirement Plan"). Most non-union employees over age 21 who have completed one year of service with 1,000 or more hours participate in the Retirement Plan, which pays benefits upon retirement or termination of employment. The Retirement Plan is a "career-average" plan, under which a participant earns each year a retirement annuity equal to 1% of his or her compensation for the year up to the Social Security wage base and 1.5% of his or her compensation for the year in excess of such wage base. Benefits under the Retirement Plan become fully vested after five years of service with the Company.

     The Company also maintains a Supplemental Executive Retirement Plan (the "SERP"). The SERP is an unfunded, nonqualified plan under which benefits are paid from the Company's general assets to supplement Retirement Plan benefits and Social Security. Executive, administrative and professional employees (other than those employed as salespersons) with an annual base salary at least equal to a minimum established by the Company ($160,000 as of August 1, 1998) are eligible to participate. At normal retirement age (age 65), a participant with 25 or more years of service is entitled to payments under the SERP sufficient to bring his or her combined annual benefit from the Retirement Plan and SERP, computed as a straight life annuity, up to 50% of the participant's highest consecutive 60 month average of annual pensionable earnings, less 60% of his or her estimated annual primary Social Security benefit. If the participant has fewer than 25 years of service, the combined benefit is proportionately reduced. Benefits under the SERP become fully vested after five years of service with the Company.

     The following table, which includes benefits under the Retirement Plan and the SERP, shows the estimated annual pension benefits payable to employees in various compensation and years of service categories. The estimated benefits apply to an employee retiring at age 65 in 1998 who elects to receive his or her benefit in the form of a straight life annuity. The amounts actually payable will be lower than the amounts shown below, since such amounts will be reduced by 60% of the participant's estimated primary Social Security benefit.

                      ESTIMATED ANNUAL RETIREMENT BENEFITS
                         UNDER RETIREMENT PLAN AND SERP

    AVERAGE                                            TOTAL YEARS OF SERVICE
  PENSIONABLE                         --------------------------------------------------------
    EARNINGS                             5           10          15          20          25
  -----------                         --------    --------    --------    --------    --------
    $300,000                          $30,000     $ 60,000    $ 90,000    $120,000    $150,000
     400,000                           40,000       80,000     120,000     160,000     200,000
     500,000                           50,000      100,000     150,000     200,000     250,000
     600,000                           60,000      120,000     180,000     240,000     300,000
     700,000                           70,000      140,000     210,000     280,000     350,000
     800,000                           80,000      160,000     240,000     320,000     400,000
     900,000                           90,000      180,000     270,000     360,000     450,000

     The following table shows the pensionable earnings and credited years of service for the executive officers named in the Summary Compensation Table as of August 1, 1998 and years of service creditable at age 65.

                                       PENSIONABLE EARNINGS         YEARS OF SERVICE(2)
                                          FOR YEAR ENDED       ------------------------------
NAME                                    AUGUST 1, 1998(1)      AT AUGUST 1,1998     AT AGE 65
----                                   --------------------    -----------------    ---------
R. Smith(3)..........................              --                                  --
B. Tansky............................        $808,000                 --(4)            20(4)
G. Sampson...........................         520,000                 --(5)            20(5)
S. Elkin.............................         495,000                 20               29
D. Mello.............................         385,000                 17               15
B. Feiwus............................         375,000                 18               33

---------------
(1) In computing the combined benefit under the Retirement Plan and SERP, "pensionable earnings" means, with respect to the Retirement Plan, base salary and any bonus and, with respect to the SERP, base salary only. The amounts shown above include base salary only. For the amount of bonus included in pensionable earnings under the Retirement Plan, see the Summary Compensation Table above. With respect to both the Retirement Plan and the SERP, deferred base salary and/or deferred bonus amounts are included in benefit calculations.

(2) The years of credited service set forth in the table reflect years of credited service under the Retirement Plan, which is a "career average plan" with no limitation on years of credited service. However, credited service under the SERP may not exceed 25 years.

(3) Mr. Smith does not participate in the Company's Retirement Plan or SERP.

(4) Under Mr. Tansky's employment agreement with the Company, for purposes of determining his retirement benefits under the SERP, Mr. Tansky will be credited with 5/3 times his years of service with the Company provided (i) he remains continuously employed by the Company until his 65th birthday or
    (ii) the Company fails to extend his employment beyond January 31, 2000; otherwise, Mr. Tansky's accrued service under the SERP will be calculated in the normal manner. Mr. Tansky is 60 years old.

(5) For purposes of determining Mr. Sampson's retirement benefits under the SERP, Mr. Sampson will be credited with 20/13 times his years of service with the Company provided he remains continuously employed by the Company until his 65th birthday; otherwise, Mr. Sampson's accrued service under the SERP will be calculated in the normal manner. Mr. Sampson is 57 years old.

EMPLOYMENT AND SEVERANCE AGREEMENTS

  Burton Tansky

     Pursuant to an agreement between Mr. Tansky and the Company, effective February 1997, Mr. Tansky is employed as Chairman and Chief Executive Officer of Neiman Marcus Stores through January 31, 2000 (Mr. Tansky was also named President and Chief Operating Officer of the Company on December 2, 1998). In the event Mr. Tansky is terminated without cause within 24 months of a change of control of the Company, or if within 24 months of such a change of control Mr. Tansky resigns because he is not permitted to continue in a position comparable in duties and responsibilities to that which he held prior to the change of control, Mr. Tansky will be entitled to receive his then-current base compensation for 18 months. If the Company terminates Mr. Tansky's employment during the term of the Employment Agreement for any reason other than for cause or other than because of his total disability or death, Mr. Tansky will continue to receive his base compensation and benefits until January 31, 2001 or for 18 months following termination, whichever is greater. If the Company determines not to extend Mr. Tansky's employment beyond January 31, 2000, the Company will pay to Mr. Tansky his then-current base compensation through January 31, 2001, which amount will be reduced by any amounts earned by him from other employment between August 1, 2000 and January 31, 2001, and the Company will credit Mr. Tansky with service pursuant to the SERP as if he had remained employed by the Company until age 65.

  Gerald A. Sampson

     Pursuant to an agreement between Mr. Sampson and the Company effective September 1998, which replaced a similar agreement dated September 1996, Mr. Sampson is entitled to receive severance payments in the event his employment with the Company is terminated in certain situations. If the Company terminates Mr. Sampson's employment other than for cause or other than due to his total disability or death, Mr. Sampson shall have the right to receive an amount equivalent to one and one-half times his then-current base compensation, payable in 18 monthly installments. Mr. Sampson will also be entitled to receive such payments if his employment is terminated by a successor to the Company within 24 months of a change of control of the Company without cause or other than due to his total disability or death, or if within 24 months of such a change of control Mr. Sampson resigns because he is not permitted to continue in a position comparable in duties and responsibilities to that which he held prior to the change of control. Beginning six months following the date of a covered termination or resignation, all amounts to be paid under such agreement shall be reduced by the amount Mr. Sampson receives as compensation or severance related to other employment. Mr. Sampson has agreed to provide the Company with 3 months advance notice of his intent to resign from the Company provided that such resignation does not follow a change of control of the Company.

  Stephen C. Elkin

     Pursuant to an agreement between Mr. Elkin and Bergdorf Goodman, effective September 1993, Mr. Elkin is entitled to receive severance payments in the event his employment with Bergdorf Goodman is terminated in certain situations. If the Company terminates Mr. Elkin's employment other than for cause or other than due to his total disability or death, he will receive an amount equal to one and one half times his then-current base salary, which amount will be paid to him in 18 monthly installments following such termination but will be reduced by any amounts received by him from other employment during the period beginning six months following his termination and ending at the end of the 18 month period. Mr. Elkin will also be entitled to receive such payments in the event his employment is terminated without cause within 24 months of a change of control of either Bergdorf Goodman or the Company, or in the event he resigns within 24 months of a change of control because he is not permitted to continue in a position comparable in duties and responsibilities to that which he held before the change of control.

  Dawn Mello

     Pursuant to an agreement between Ms. Mello and Bergdorf Goodman, effective May 1994, Ms. Mello is entitled to receive severance payments in the event her employment with Bergdorf Goodman is terminated in certain situations. If the Company terminates Ms. Mello's employment other than for cause or other than due to her total disability or death, Ms. Mello will receive an amount equal to her then-current annual salary, which amount will be paid in 12 monthly installments following such termination but will be reduced by any amounts received by her from other employment during the period beginning six months and ending 12 months following such termination.

  Bernie Feiwus

     Pursuant to an agreement between Mr. Feiwus and NM Direct, effective October 1995, Mr. Feiwus is entitled to receive severance payments in the event his employment with NM Direct is terminated in certain situations. If the Company terminates Mr. Feiwus' employment without cause within 24 months of a change of control of the Company or of NM Direct, or if within 24 months after such a change of control Mr. Feiwus resigns his employment because he is not permitted to continue in a position comparable in duties and responsibilities to that which he held before the change of control, he will receive an amount equal to one and one half times his then-current annual base salary, which amount will be paid in 18 monthly installments following such termination but will be reduced by any amounts received by him from other employment during the period beginning six months and ending 18 months following such termination.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     During fiscal 1998 and through December 7, 1998, Messrs. Tansky, Sampson, Elkin and Feiwus had outstanding loans under the Company's Key Executive Stock Purchase Loan Plan (the "Loan Plan") in the respective maximum aggregate principal amounts of $367,595, $536,589, $178,306, and $193,315. At August 1,
1998, the outstanding amounts of such loans were as follows: Mr. Tansky -- $0; Mr. Sampson -- $457,894; Mr. Elkin -- $116,487; and Mr. Feiwus -- $0. In
accordance with the provi-
sions of the Loan Plan, these loans were used to acquire shares of Common Stock either in the open market or pursuant to stock option exercises and to discharge certain tax liabilities incurred in connection with the release of restrictions on previous grants of restricted Common Stock. The loans are secured by a pledge of the purchased shares and bear interest at an annual rate of 5%, payable quarterly. Pursuant to the terms of the Loan Plan, each executive officer's loan will become due and payable seven months after his employment with the Company terminates. No other officer of the Company had outstanding loans under the Loan Plan in excess of $60,000 during fiscal 1998 or subsequent thereto.

                            ------------------------

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EACH AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION AND STOCK PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS, NOR SHALL SUCH SECTIONS OF THIS PROXY STATEMENT BE DEEMED TO BE INCORPORATED INTO ANY FUTURE FILINGS MADE BY THE COMPANY UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Introduction

     The Compensation Committee is composed of Walter J. Salmon (Chairman), Matina S. Horner, Vincent M. O'Reilly and Jean Head Sisco. The members of the Compensation Committee are all independent directors.

     The principal responsibility of the Committee is to review the performance of, and determine the compensation for, the executive officers of the Company who are not also executive officers of Harcourt General. The individuals in this group include Messrs. Tansky, Sampson, Elkin, Feiwus and Ms. Mello, all of whom are named executive officers in the Summary Compensation Table. The compensation of Harcourt General's executive officers, most of whom are also executive officers of the Company, is determined by Harcourt General's Compensation Committee.

  Compensation Policies

     The principal objectives of the Company's executive compensation program are to (i) reward competitively its executive officers, (ii) attract and retain individuals important to the success of the Company, (iii) provide incentives that will motivate those executives, and (iv) reward the Company's executives for achieving the business objectives of the Company and its operating divisions over both the short and long terms.

     The Committee makes annual and long term incentives a significant component of the Company's executive officers' total compensation. The Committee also increases the variable risk and reward of such incentive compensation in proportion to an executive's level of responsibility in the Company.

     Early in each fiscal year, the Committee considers the recommendations of the Chief Executive Officer, which are supported by data generated by the Company's Human Resources Department and/or outside compensation consultants, for each component of compensation of the Company's executive officers. The Committee reviews those recommendations and then approves them or makes such modifications as it deems appropriate.

     The principal components of the Company's compensation program are (i) base salary, (ii) annual incentive bonus, and (iii) stock incentives.

      Base Salary

         For fiscal 1998, base salary was determined with reference both to salary survey information from recognized compensation consulting firms and to each executive officer's level of responsibility, experience and performance. The salary survey data was used to establish benchmark amounts for both base salary and total cash compensation for each executive position. Comparisons were made to a broad range of domestic publicly held retailing companies, including "upscale" specialty retailing companies. Because the Company competes for executive talent with a broad range of companies, the Committee did not limit its comparison information for compensation purposes to the companies included in the peer group in the Stock Performance Graph. For fiscal 1998, the Committee generally set its salary and total cash compensation benchmarks (assuming that maximum bonuses would be achieved) for executive officers at the middle range of the comparison group of companies.

         The Committee reviewed in detail the base salary levels for each of the named executive officers of the Company. While the Committee used the benchmarks described above as a reference point, a particular individual's base salary may vary from the benchmark depending upon his or her salary history, experience, individual performance, guidelines established by the Chief Executive Officer with respect to salary increases for the entire Company, and the subjective judgment of the Committee.

      Annual Incentive Bonus

         The annual incentive bonus program is intended to put substantial amounts of total cash compensation at risk with the intent of focusing the attention of the executives on achieving both the Company's and their division's performance goals and their individual goals, thereby contributing to profitability and building shareholder value. For fiscal 1998 the named executive officers' cash bonus opportunity for performance at the level of meeting the fiscal 1998 budget ranged from 7 1/2% to 11 3/4% of base salary, and increased to a range of 30% to 47% of base salary for performance above the fiscal 1998 budget. For performance in fiscal 1998 which represented a significant improvement over the Company's fiscal 1998 budget, cash bonus opportunities ranged from 60% to 94% of base salary. The determination of annual bonuses for the named executive officers for fiscal 1998 was based principally on (i) the achievement of performance objectives by the operating division for which the executive was responsible, (ii) the individual executive's own performance, and
      (iii) the Company's overall performance. The divisional performance component of the bonus was determined based on a weighting of several factors, the most important of which was operating earnings before corporate expenses. Other factors included return on net assets for Neiman Marcus Stores and Bergdorf Goodman, and growth in the number of customer accounts for NM Direct. The individual performance goals for each of the Company's named executive officers included the achievement of certain specified tasks.

         Although the bonuses actually awarded to the named executive officers for fiscal 1998 were determined by an assessment of all of these factors, as well as certain subjective factors, had the Company and/or the relevant division fallen sufficiently short of its performance target, there was a presumption that bonuses would not be paid absent special circumstances. Moreover, even if the Company and/or the relevant divisions achieved their respective performance targets, the Committee had the discretion to reduce or eliminate an individual's bonus had an individual fallen short of his or her performance goals.

         In September 1998 the Compensation Committee established the Company's and each division's performance goals for fiscal 1999 and determined the executive officers who should participate in the annual incentive plan for that year and their respective bonus award opportunities. For fiscal 1999 the named executive officers' cash bonus opportunity for performance at the level of meeting the fiscal 1999 budget will range from 7 1/2% to 12 1/2% of base salary, and will increase to a range of 30% to 50% of base salary for performance above the fiscal 1999 budget which would represent an improvement over the Company's fiscal 1998 results. For performance in fiscal 1999 which would represent a significant improvement over the Company's fiscal 1999 budget, cash bonus opportunities will range from 60% to 100% of base salary. If performance is below the fiscal 1999 budget, the Committee may reduce cash bonus awards or not grant them at all.

      Stock Incentives

         In 1997 the Committee restructured the Company's long term stock incentive program to provide for increased capital accumulation opportunities for executive officers. The Committee's purpose in awarding equity based incentives is to achieve as much as possible an identity of interest between the Company's executives and the long term interest of the stockholders. For fiscal 1998, the principal factors considered in determining which executives (including the named executive officers) were awarded equity based compensation, and in determining the types and amounts of such awards, included salary levels, equity awards granted to executives at competing retail companies, and the performance, experience, and level of responsibility of each executive.

         The Company granted two kinds of equity based incentives in fiscal 1998
      (i) non-qualified stock options, and (ii) performance accelerated restricted stock. Non-qualified stock options vest over a five year period and terminate ten years from the date of grant. The restrictions on performance accelerated restricted stock lapse upon the earlier of (i) the achievement of specified business objectives (including without limitation improvements in operating earnings and return on net assets) within five years of the date of grant, or (ii) the eighth anniversary of the date of grant.

  Compensation of the Chief Executive Officer

     During fiscal 1998, Richard A. Smith, who served as Chief Executive Officer of the Company until December 2, 1998, also served as the Chief Executive Officer of Harcourt General, which owns a majority of the outstanding Common Stock of the Company. Mr. Smith received all of his cash and non-cash compensation from Harcourt General and not from the Company. However, pursuant to the Intercompany Services Agreement between the Company and Harcourt General, Harcourt General provides certain management and other corporate services to the Company, including the services of the Chief Executive Officer. During fiscal 1998, the Company paid or accrued approximately $5.4 million to Harcourt General for all of its services under the Intercompany Services Agreement, of which approximately $448,000 was attributable to Mr. Smith's services. While the Special Review Committee of the Company reviews each year the appropriateness of the charges by Harcourt General to the Company under the Intercompany Services Agreement, neither this Committee nor the Special Review Committee plays any role in determining the compensation that Mr. Smith or any other executive officer of Harcourt General receives from Harcourt General. Robert A. Smith was named Chief Executive Officer of the Company on December 2, 1998. Like Richard
A. Smith, Robert A. Smith
will receive all of his cash and non-cash compensation from Harcourt General and not from the Company.

  Compliance with the Internal Revenue Code

     The Internal Revenue Code (the "Code") generally disallows a tax deduction to public companies for compensation in excess of $1 million per year which is not "performance based" paid to each of the executive officers named in the Summary Compensation Table. During fiscal 1997, the Committee, the Board of Directors and the stockholders of the Company approved The Neiman Marcus Group 1997 Incentive Plan. This Plan allows the Committee to award stock incentives and cash bonuses based on objective criteria. It is expected that the stock incentives and cash bonuses awarded under the Plan will be characterized as "performance based" compensation and therefore will be fully deductible by the Company. The Company expects that the executive officers of the Company will agree to defer income if and to the extent that their compensation is not deductible by the Company under the Code. The Committee will continue to monitor the requirements of the Code to determine what actions should be taken by the Company in order to preserve the tax deduction for executive compensation to the maximum extent, consistent with the Company's continuing goals of providing the executives of the Company with appropriate incentives and rewards for their performance.

                                          COMPENSATION COMMITTEE

                                          Walter J. Salmon, Chairman
                                          Matina S. Horner
                                          Vincent M. O'Reilly
                                          Jean Head Sisco

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Company's Common Stock against the cumulative total return during the five fiscal years ended August 1, 1998 of (i) the Standard & Poor's 500 Index, and
(ii) a peer group index consisting of Tiffany & Co., Nordstrom, Inc., and Saks Holdings, Inc. ("SHI"). The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at July 31, 1993, and that all dividends were reinvested. SHI, which began trading on the NYSE on May 22, 1996 and accordingly is included in the peer group index commencing as of the end of the Company's 1996 fiscal year, ceased trading on September 17, 1998 upon the completion of the merger of SHI and Proffitt's, Inc. (now known as Saks Incorporated). For comparative purposes, the value of an investment in SHI as of May 22, 1996 is set at an amount equal to the average of the cumulative total returns of the other members of the peer group index as of that same date ($165.46). The common stocks of the companies in the peer group index have been weighted annually at the beginning of each fiscal year to reflect relative stock market capitalization. The comparisons provided in this graph are not intended to be indicative of possible future performance of the Company's stock.

                         The Neiman
                        Marcus Group
                            Inc.            S&P 500 Index        Peer Index
31-Jul-93                  100.00              100.00              100.00
30-Jul-94                  106.51              104.73              154.07
29-Jul-95                  108.16              107.39              146.83
3-Aug-96                   189.06              129.28              165.46
2-Aug-97                   196.54              194.31              199.35
1-Aug-98                   232.15              233.36              226.81

            2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Although Delaware law does not require that the selection by the Board of Directors of the Company's auditors be approved each year by the stockholders, the Board of Directors believes it is appropriate to submit its selection to the stockholders for their approval and to abide by the result of the stockholders' vote. The Board of Directors recommends that the stockholders ratify the appointment of Deloitte & Touche LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending July 31, 1999.

     Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions from stockholders. The Company paid, or accrued, approximately $980,000 on account of professional services rendered by Deloitte & Touche LLP for the fiscal year ended August 1, 1998. Deloitte & Touche LLP also serves as the independent auditors for Harcourt General.

     Approval of the proposal to ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year requires a favorable vote of a majority of the votes cast at the Annual Meeting. Abstentions will be treated as votes cast. Broker non-votes will be treated as present but not voting. On this proposal, abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect. HARCOURT GENERAL WILL BE VOTING ITS COMMON STOCK, REPRESENTING APPROXIMATELY 54% OF THE VOTING POWER OF THE COMPANY, FOR THE SELECTION OF DELOITTE & TOUCHE LLP.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JULY 31, 1999.

                            3.  STOCKHOLDER PROPOSAL

     Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC 20037, the record owner of 150 shares of the Company's Common Stock, has submitted for consideration at the Annual Meeting the proposal set forth below. Following the proposal is the stockholder's statement in support thereof, in the form received by the Company, and the statement of the Company's Board of Directors in opposition thereto.

     "RESOLVED: That the stockholders of Neiman Marcus, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

     "REASONS: Many states have mandatory cumulative voting, so do National Banks."

     "In addition, many corporations have adopted cumulative voting."

     "If you AGREE, please mark your proxy FOR this resolution."

     Statement of the Board of Directors in Opposition

     The Company's present system for election of directors, which is like that of many major publicly traded corporations, allows all stockholders to vote on the basis of their share ownership. The Board of Directors believes that the current voting system is most likely to produce an effective Board of Directors which will represent the interests of all of the Company's stockholders. Cumulative voting, which permits relatively small groups of stockholders to elect directors to represent their particular interests or points of view, could result in the creation of an adversarial Board of Directors, where each director advocates the positions of the group responsible for his or her election rather than the positions which are in the best interest of the Company and all of the stockholders. The Board of Directors believes there should never be any question as to whether a Director is acting for the benefit of all of the stockholders, rather than as a representative of any special group.

     Section 214 of the General Corporation Law of the State of Delaware states that a certificate of incorporation may provide for cumulative voting. In order to effect cumulative voting, therefore, stockholders of the Company must vote to amend the Company's Restated Certificate of Incorporation to so provide. Accordingly, approval of this stockholder proposal requires the favorable vote of the holders of shares representing at least a majority of the issued and outstanding Common Stock. Abstentions will be treated as votes cast. Broker non-votes will be treated as present but not voting. On this proposal, abstentions and broker non-votes will have the same effect as votes cast against the proposal. HARCOURT GENERAL WILL BE VOTING ITS COMMON STOCK, REPRESENTING APPROXIMATELY 54% OF THE VOTING POWER OF THE COMPANY, AGAINST THIS STOCKHOLDER PROPOSAL.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

                               4.  OTHER MATTERS

     The Board of Directors knows of no other matters which are likely to be brought before the meeting. If any other matters should be properly brought before the meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their judgment on such matters.

                DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
                          AND NOMINATIONS FOR DIRECTOR
         FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD IN JANUARY 2000

     In order for stockholder proposals which are submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 (the "Exchange Act") to be considered by the Company for inclusion in the proxy material for the Annual Meeting of Stockholders to be held in January 2000, they must be received by the Secretary of the Company by August 10, 1999.

     For proposals that stockholders intend to present at the Annual Meeting of Stockholders to be held in January 2000 outside the processes of Rule 14a-8 of the Exchange Act, unless the stockholder notifies the Secretary of the Company of such intent by October 25, 1999, any proxy that management solicits for such Annual Meeting will confer on the holder of the proxy discretionary authority to vote on the proposal so long as such proposal is properly presented at the meeting.

     In order for suggestions by stockholders for nominees for director to be considered by the Nominating Committee, they must be received by the Secretary of the Company by October 18, 1999; see "Meetings and Committees of the Board of Directors -- Nominating Committee."

     All such communications to the Secretary of the Company must be in writing and must be received by the Company at its principal executive offices (27 Boylston Street, Chestnut Hill, Massachusetts 02467) by the applicable date.

                                        By Order of the Board of Directors

                                                 ERIC P. GELLER
                                                    Secretary

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, ALL STOCKHOLDERS ARE URGED TO PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                                                       714-PS-98

                                      PROXY

                          THE NEIMAN MARCUS GROUP, INC.

                 ANNUAL MEETING OF STOCKHOLDERS, JANUARY 15, 1999

Richard A. Smith, Robert A. Smith and Eric P. Geller, and each of them singly, each with power of substitution, are hereby authorized to represent and vote all shares of Common Stock of the undersigned at the Annual Meeting of Stockholders of The Neiman Marcus Group, Inc. to be held at the Company's corporate headquarters, 27 Boylston Street (Route 9), Chestnut Hill, Massachusetts on Friday, January 15, 1999, at 10:00 a.m. and at any adjournments thereof. The undersigned hereby revokes any Proxy previously given and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated December 8, 1998, and a copy of the Annual Report for the year ended August 1, 1998.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. THE BOARD OF DIRECTORS OF THE NEIMAN MARCUS GROUP, INC. RECOMMENDS A VOTE FOR THE NOMINEES SET FORTH BELOW, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE SO VOTED.

ELECTION OF CLASS II DIRECTORS
NOMINEES: MATINA S. HORNER, Ph.D., BRIAN J. KNEZ, WALTER J. SALMON

-----------                                                          -----------
SEE REVERSE             (SEE REVERSE SIDE TO CAST VOTE)              SEE REVERSE
    SIDE          CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE           SIDE
-----------                                                          -----------


    PLEASE MARK
[X] VOTES AS IN
    THIS EXAMPLE.


                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------
         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
--------------------------------------------------------------------------------
                               2. Approval of the          FOR  AGAINST  ABSTAIN
                                  appointment of           [ ]    [ ]      [ ]
                                  Deloitte & Touche LLP
                                  as independent auditors
                                  of the Company for the
                                  current fiscal year.

                  FOR  WITHHELD
1. Election of    [ ]     [ ]
   Directors
   (See reverse).

[ ]_______________________________________
    For all nominees except as noted above
--------------------------------------------------------------------------------
                                   THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                                              AGAINST PROPOSAL 3.
                               -------------------------------------------------
                                                           FOR  AGAINST  ABSTAIN
                               3. Approval of stockholder  [ ]    [ ]      [ ]
                                  proposal concerning
                                  cumulative voting.
                               -------------------------------------------------
                                      MARK HERE                MARK HERE
                                      FOR ADDRESS  [ ]        IF YOU PLAN  [ ]
                                      CHANGE AND               TO ATTEND
                                     NOTE AT LEFT             THE MEETING

                               For joint accounts, each owner should sign.
                               Executors, Administrators, Trustees, etc., should give full title.

Signature:_______________ Date: ________ Signature: ______________ Date:________

                        CONFIDENTIAL VOTING INSTRUCTIONS
                     TO: FIDELITY MANAGEMENT TRUST COMPANY
                                AS TRUSTEE UNDER

                         THE NEIMAN MARCUS GROUP, INC.

                             EMPLOYEE SAVINGS PLAN
             WITH RESPECT TO THE ANNUAL MEETING OF STOCKHOLDERS OF
               THE NEIMAN MARCUS GROUP, INC. -- JANUARY 15, 1999

I hereby instruct the Trustee to vote (in person or by proxy) all shares of Common Stock of The Neiman Marcus Group, Inc. which are credited to my account under the above-referenced Plan at the Annual Meeting of Stockholders of The Neiman Marcus Group, Inc. to be held at the Company's corporate headquarters, 27 Boylston Street (Route 9), Chestnut Hill, Massachusetts on Friday, January 15, 1999, at 10:00 a.m. and at any adjournments thereof. The undersigned hereby revokes any instruction previously given and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated December 8, 1998, and a copy of the Annual Report for the year ended August 1, 1998.

The shares represented by this Instruction Card will be voted by the Trustee as directed by the undersigned. Fidelity Management Trust Company makes no recommendations concerning your instructions. The Board of Directors of The Neiman Marcus Group, Inc. recommends a vote FOR the nominees set forth below, FOR proposal 2 and AGAINST proposal 3. If this Instruction Card is signed and returned and does not specify a vote on any proposal, the Instruction Card will be voted in accordance with the recommendations of the Board of Directors. If this Instruction Card is not received by January 14, 1999, the shares credited to your account will not be voted.

ELECTION OF CLASS II DIRECTORS
NOMINEES: MATINA S. HORNER, Ph.D., BRIAN J. KNEZ, WALTER J. SALMON

-----------                                                          -----------
SEE REVERSE             (SEE REVERSE SIDE TO CAST VOTE)              SEE REVERSE
    SIDE          CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE           SIDE
-----------                                                          -----------

[X] Please mark
    votes as in
    this example.

                                      THIS INSTRUCTION CARD IS SOLICITED BY THE PLAN TRUSTEE
-----------------------------------------------------------------------------------------------------------------------------------
                                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                          FOR    AGAINST   ABSTAIN
                                              2. Approval of the appointment of Deloitte & Touche LLP as  [ ]      [ ]       [ ]
                                                 independent auditors of the Company for the current
                                                 fiscal year.

                   FOR     WITHHELD
1. Election of     [ ]       [ ]
   Directors
   (See reverse)

[ ] ______________________________________
    For all nominees except as noted above
-----------------------------------------------------------------------------------------------------------------------------------
                                                                   ----------------------------------------------------------------
                                                                                The Board of Directors recommends a vote
                                                                                           AGAINST Proposal 3.
                                                                   ----------------------------------------------------------------
                                                                                                          FOR    AGAINST   ABSTAIN
                                                                   3. Approval of stockholder proposal    [ ]      [ ]       [ ]
                                                                      concerning cumulative voting.
                                                                   ----------------------------------------------------------------
                                                                               MARK HERE      [ ]             MARK HERE      [ ]
                                                                              FOR ADDRESS                    IF YOU PLAN
                                                                               CHANGE AND                     TO ATTEND
                                                                              NOTE AT LEFT                   THE MEETING



                                                                   Please sign at left.

Signature: _________________________________ Date: _____________



FIDELITY MANAGEMENT TRUST COMPANY                   82 Devonshire Street
                                                    Boston, Massachusetts 02109


To:     Participants in The Neiman Marcus Group, Inc.
        Employee Savings Plan

From:   Fidelity Management Trust Company
        Trustee of the Employee Savings Plan

Date:   December 8, 1998



As a participant in The Neiman Marcus Group, Inc. Employee Savings Plan, which owns shares of The Neiman Marcus Group, Inc., you are entitled to instruct the Trustee on how to vote the shares of The Neiman Marcus Group, Inc. Common Stock credited to your account on matters scheduled to come before the Annual Meeting of Stockholders of The Neiman Marcus Group, Inc. to be held on Friday, January 15, 1999.

A proxy statement, voting instruction card and return envelope are enclosed. Please complete, date and sign the voting instruction card and mail it in the return envelope to exercise your right to direct the Trustee with respect to shares of The Neiman Marcus Group, Inc. credited to your account. Your directions to the Trustee will be tabulated confidentially, and will not be revealed to The Neiman Marcus Group, Inc. The completed and signed voting instruction card must be received by January 14, 1999. If your card is not received by January 14, 1999, the shares credited to your account will not be voted.

If you own shares of The Neiman Marcus Group, Inc. outside of the Employee Savings Plan, you will receive similar materials for those shares in a separate mailing. Please return both cards in their separate return envelopes if you wish to fully participate in the matters being submitted to the stockholders of The Neiman Marcus Group, Inc.



Enclosures